Exhibit 10.13
INTELLECTUAL PROPERTY RIGHTS AGREEMENT
between
Ceres, Inc.
and
The A&M University System
     This agreement (“Agreement”) is made and entered into by and between Ceres, Inc., a corporation with principal offices in Thousand Oaks, California, a Delaware corporation (“CERES”) and The Texas A&M University System (“SYSTEM”), an agency of the State of Texas, collectively referred to as “Parties” and individually as “Party.”
WITNESSETH:
WHEREAS, SYSTEM and CERES have in common the desire to encourage and facilitate the discovery, dissemination and application of new knowledge, and CERES desires to support said research;
WHEREAS, CERES and SYSTEM, through The Texas Agricultural Experiment Station (“TAES”) with principal offices in College Station, Texas, and a member of SYSTEM have entered into a Sponsored Research Agreement (the “SRA”) to improve germplasm, develop lines and hybrids of sorghum and its interbreeding species and develop DNA markers and marker platform technology to advance the development of biomass/bioenergy crops;
WHEREAS, the Parties desire that CERES will commercialize such biomass/bioenergy crops under exclusive license(s) from SYSTEM; and
WHEREAS, pursuant to the SRA, CERES has the right to license certain INTELLECTUAL PROPERTY RIGHTS from SYSTEM; and
WHEREAS, the Parties have agreed on the rights and obligations of the Parties and the procedures for such licensing.
NOW THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:
Article 1. Licensing of Intellectual Property Rights
A. General
(1) All grants of intellectual property rights as set forth in Article 8 of the SRA, other than copyrights, will be made through the instrument of license agreements substantially in the form of Appendices A and B.
(2) All such grants of intellectual property rights will be subject to SYSTEM’s reservation of an irrevocable, worldwide, nonexclusive, royalty-free right to use or practice the intellectual property as set forth in the SRA, subject, however, to compliance with Article 1.M of the SRA and the Guidelines for Future Collaborative Opportunities which both Parties agree to comply with and which are included in Appendix C.
(3) It is anticipated by the Parties that CERES may, in consideration for achievement of certain research and commercial milestones defined in Article 5 and subject to CERES Board of

Directors and shareholder approval, issue warrants as set forth in Article 5.B, giving SYSTEM the right to purchase CERES stock for a predetermined price per share. The Parties will negotiate diligently and in good faith about such potential grant of warrants. If no warrant has been issued by CERES to SYSTEM within nine (9) months after the last signature date of this Agreement, CERES shall have no further obligation whatsoever with respect to the issuance of warrants to SYSTEM.
B. Patentable Inventions
(1) Negotiation of a Commercial License. SYSTEM, through TAES, has granted CERES in the SRA a time-limited option to obtain an exclusive world-wide commercial license in SYSTEM’s rights in Subject Inventions under the SRA, with the right to grant sublicenses. If CERES advises SYSTEM as per the terms of the SRA that CERES elects to obtain an exclusive commercial license to such Subject Invention, the Parties shall initiate negotiation of a license agreement based on the Example License Agreement for Subject Inventions in Appendix A. The start of such negotiations shall be evidenced by written notice from one Party to the other initiating such negotiations, and such negotiations shall not extend beyond one hundred eighty (180) days from the start thereof without the mutual consent of both Parties (“Negotiation Period”). Such license shall be negotiated in good faith between the Parties and shall contain reasonable business terms common to CERES’ field of commercial interest and proposed application. If the Parties fail to reach agreement within the Negotiation Period, the terms and conditions of the license on which no agreement was reached shall be settled in accordance with the following procedures: the disputed contract terms shall be referred to a mutually agreed impartial expert whose decision shall be final. Each Party shall submit to the expert within fifteen (15) days of his appointment its position in writing on the disputed contract terms and conditions. Such expert shall be limited to choosing one of such two (2) party positions on each of the contract terms and conditions or related group of contract terms and conditions that the expert considers most reasonable in the circumstances and shall not make any other determination. Neither Party shall be bound by any determination by the expert which, in the opinion of Party’s counsel, will result or be likely to result in that Party violating any applicable law or regulation.
(2) Joint Inventions. Joint Inventions conceived under the SRA shall be subject to the option set forth in the SRA and the provisions of (1) hereinabove.
C. Germplasm
(1) Definitions: The terms “Hybrid,” “TAES Genetic Contribution,” “Other Contributions,” “Developed by Breeding,” “New Parental Lines,” “Lines,” and “Allele” shall have the definitions set forth in the SRA.
(2) Negotiation of a Commercial License. SYSTEM, through TAES, has granted CERES in the SRA a time-limited option to obtain an exclusive world-wide commercial license in SYSTEM’s rights in Lines under the SRA, with the right to grant sublicenses. If CERES advises SYSTEM as per the terms of the SRA that CERES elects to obtain an exclusive world-wide license to maintain and increase seed of Lines; develop New Parental Lines; develop Hybrids; and sell Hybrids; the Parties shall initiate negotiation of such license agreement based on the Example License Agreement for Lines in Appendix B. The start of such negotiations shall be evidenced by written notice from one Party to the other initiating such negotiations, and such negotiations shall not extend beyond one hundred eighty (180) days from the start thereof without the mutual consent of both Parties (“Negotiation Period”). Such license shall be negotiated in good faith between the Parties and shall contain royalty rates customary in the seed industry taking into consideration (i)

TAES Genetic Contribution, (ii) Other Contributions of CERES and (iii) financial contributions of CERES, all to the development of the Lines and Hybrids. If the Parties fail to reach agreement within the Negotiation Period, the terms and conditions of the license on which no agreement was reached shall be settled in accordance with the following procedures: the disputed contract terms shall be referred to a mutually agreed impartial expert whose decision shall be final. Each Party shall submit to the expert within fifteen (15) days of his appointment its position in writing on the disputed contract terms and conditions. Such expert shall be limited to choosing the one of such two (2) party positions on each of the contract terms and conditions or related group of contract terms and conditions that the expert considers most reasonable in the circumstances and shall not make any other determination. Neither Party shall be bound by any determination by the expert which, in the opinion of Party’s counsel, will result or be likely to result in that Party violating any applicable law or regulation.
Article 2. Term and Termination
A. The period of performance for this Agreement shall begin on September 3, 2007 (the “Effective Date”), and shall continue until the rights and obligations of the Parties hereunder shall expire according to their terms, subject to earlier termination as provided herein.
B. Termination of this Agreement shall not affect the rights and obligations of the Parties accrued prior to termination hereof nor any license or warrant grants then in existence, subject to payment of remuneration as set forth in any relevant license/commercialization or warrant agreements.
Article 3. Confidentiality
A. SYSTEM shall make all reasonable efforts not to disclose this Agreement or the contents thereof to third parties without the prior written consent of CERES for a period of five (5) years from the date of this Agreement, but SYSTEM shall not be liable for unauthorized disclosures of information which occur in spite of such efforts. SYSTEM will only make this Agreement available to SYSTEM employees or researchers on a need-to-know basis.
B. SYSTEM shall not be obligated to keep any portion of this Agreement confidential to the extent such portion (a) now or hereafter becomes generally available to the public on a non-confidential basis through no fault or action or failure to act on the part of SYSTEM; or (b) is ordered produced or disclosed by a court or administrative body of competent jurisdiction or otherwise required by law, or required to be disclosed by the Attorney General of The State of Texas, but only to the extent of such required production or disclosure.
Article 4. Discount to Qualifying Entities
A. Additional Definitions.
1.	“QUALIFYING SYSTEM ENTITY” or “QSE” shall be any entity that operates a BIOREFINERY and (i) that is established within fifteen (15) years from the Effective Date; (ii) that is designated as such by SYSTEM to CERES in writing; (iii) in which SYSTEM has ownership, directly or Indirectly, of one percent (1%) or more of the voting stock or other voting interest, and such voting stock or other voting interest is QUALIFYING EQUITY; and (iv) whose principal biorefining activities are in the TERRITORY. “Indirectly” shall mean that SYSTEM has ownership of voting stock or other voting interest of a legal entity (“Intermediate Entity”) that has direct ownership of voting stock or other voting interest of the entity that operates a BIOREFINERY in such manner that the result of the multiplication of the percentage of SYSTEM ownership in the Intermediate Entity with the percentage of the Intermediate Entity ownership in the entity operating the BIOREFINERY shall be equivalent to one percent (1%) direct ownership, or more. For example, if the Intermediate Entity owns ten percent (10%) of the entity operating the BIOREFINERY, SYSTEM must own ten percent (10%) of the Intermediate Entity, or if the Intermediate Entity owns two percent (2%) of the entity operating the BIOREFINERY, SYSTEM must own fifty percent (50%) of the Intermediate Entity.

2.	“QUALIFYING EQUITY” shall mean voting stock or other voting interest which is granted to SYSTEM, directly or Indirectly, (i) during the formation of a QSE in exchange for contributions by SYSTEM to such formation; (ii) in exchange for sponsored research or consulting performed by SYSTEM for a QSE; (iii) in exchange for the grant of rights in intellectual property by SYSTEM; or (iv) one or more of the foregoing. However, the discount referred to in this Article 4 shall not qualify as a contribution for which voting stock or another voting interest is granted if it is the sole such contribution.

3.	“BIOREFINERY” shall be any single location facility which converts raw plant biomass into liquid transportation fuel and/or bioproducts, and/or uses biomass to generate power or electricity.

4.	“LIST PRICE DISCOUNT” shall be fifteen percent (15%) off LIST PRICE.

5.	“BEST PRICE DISCOUNT” shall be five percent (5%) off BEST PRICE.

6.	“QUALIFYING CONDITIONS” shall be (i) that COMMERCIAL SEED orders shall be PRE-PRODUCTION ORDERS; (ii) that all biomass grown from the COMMERCIAL SEED purchased by a QSE will only be used by its BIOREFINERY; (iii) that payment is made as per the “PAYMENT PROCEDURE;” and (iv) that QSE exclusively places orders in the calendar year of the PRE-PRODUCTION ORDER with CERES for all non-grain-type sorghum seed. If a COMPETITOR has voting stock or other voting interest in a QSE or has a CONFLICT PERSON as a representative on the Board of Directors or other governing body of the entity, a further QUALIFYING CONDITION shall be that the QSE must have entered into an exclusive feedstock supply agreement with CERES as contemplated in Article 4.B.8.

7.	“PAYMENT PROCEDURE” shall be the payment of the ESTIMATED PRICE by QSE to CERES in three tranches: fifteen percent (15%) at time of order, thirty-five (35%) at production, and the remaining balance on delivery, with this final payment on delivery adjusted to achieve payment of the DISCOUNT PRICE.

8.	“ESTIMATED PRICE” shall be, at the time of ordering, the lowest of the following prices: the then-current LIST PRICE adjusted for the LIST PRICE DISCOUNT, or the then-current BEST PRICE adjusted for the BEST PRICE DISCOUNT, provided however that if the lowest of said adjusted prices result in CERES’ GROSS MARGIN on the sale being reduced by more than twenty-five percent (25%), such adjusted price shall be revised so that CERES’ GROSS MARGIN is reduced by exactly twenty-five percent (25%). However, if CERES has granted discounts to comparable customers in terms of their business relationship with CERES for comparable orders of COMMERCIAL SEED of the same HYBRID in the TERRITORY placed at or around the same time, resulting in CERES’ GROSS MARGIN being reduced by a percentage higher than twenty-five percent (25%), such higher price percentage of GROSS MARGIN reduction shall be substituted in the previous sentence.

9.	“DISCOUNT PRICE” shall be, at the time of delivery, the lowest of the following prices: the then-current LIST PRICE adjusted for the LIST PRICE DISCOUNT, or the then-current BEST PRICE adjusted for the BEST PRICE DISCOUNT, provided however that if the lowest of said adjusted prices results in CERES’ GROSS MARGIN on the sale being reduced by more than twenty-five percent (25%), such adjusted price shall be revised so that CERES’ GROSS MARGIN is reduced by exactly twenty-five percent (25%). However, if CERES has granted discounts to comparable customers in terms of their business relationship with CERES for comparable orders of COMMERCIAL SEED of the same HYBRID in the TERRITORY placed at or around the same time, resulting in CERES’ GROSS MARGIN being reduced by a percentage higher than twenty-five percent (25%), such higher price percentage of GROSS MARGIN reduction shall be substituted in the previous sentence. In the case where the DISCOUNT PRICE is more than the ESTIMATED PRICE, the DISCOUNT PRICE shall be the ESTIMATED PRICE, provided however that any production cost increases will be added to such ESTIMATED PRICE, except if such increases are not passed on by CERES to comparable customers in terms of their business relationship with CERES for comparable orders of COMMERCIAL SEED of the same HYBRID in the TERRITORY placed at or around the same time.

10.	“HYBRID” shall mean a seed or plant that has resulted from genetic crossbreeding between two or more lines where those lines include one or more (i) Lines under exclusive license from SYSTEM or (ii) New Parental Lines, and which seed or plant is royalty bearing under a license to such a Line from SYSTEM to CERES.

11.	“GROSS MARGIN” shall mean, for a particular sale of COMMERCIAL SEED, NET SALES less (i) COGS and (ii) royalties due to SYSTEM on such NET SALES.

12.	“NET SALES” shall be as defined in the Example License Agreement for Lines in Appendix B.

13.	“COGS” shall mean cost of goods sold as determined by CERES on a consistent basis in accordance with GAAP.

14.	“LIST PRICE” shall mean the published germplasm list price applied by CERES at the time of delivery of the seed to the QSE for sale of COMMERCIAL SEED of the relevant HYBRID to growers in the TERRITORY.

15.	“BEST PRICE” shall mean the germplasm price at which CERES is fulfilling comparable orders of COMMERCIAL SEED of the relevant HYBRID in the TERRITORY to comparable customers in terms of their business relationship with CERES to those placed by the QSE at or around the same time. For the purposes of this definition, all rebates offered to such customers shall be included in the calculation of the germplasm price offered to such customers.

16.	“COMPETITOR” shall mean (i) any party that performs any of the following activities: plant biotechnology, plant genomics or plant breeding, or development, production or sale of sorghum or corn; (ii) Monsanto Company, E.I. DuPont de Nemours and Company, Dow Chemical Company, Syngenta AG, BASF AG, Bayer AG and Mendel Biotechnology, Inc., SorBio Energy Systems, Edenspace, Agrivida, Speedling, Targeted Growth and FuturaGene or any successor to any part of such entity’s activities relating to seed, plant biotechnology or plant genomics ; or (iii) any affiliate of the entities listed in (i) or (ii). For purposes of this definition, ‘affiliate’ shall mean any company owned or controlled by, under common control with or controlling the entities listed in (i) or (ii), with ‘control’ meaning in this context the direct or indirect ownership of fifty percent (50%) or more of the voting stock/shares of a company, or the power to nominate at least half of the directors.

17.	“CONFLICT PERSON” shall mean any employee of a COMPETITOR, or member of the Board of Directors or Scientific Advisory Board, of a COMPETITOR, who is involved in crop improvement activities.

18.	“COMMERCIAL SEED” shall mean HYBRID seed offered for sale in CERES’ catalog that is sold for purposes other than the production of propagating material.

19.	“RECONDITIONING” shall mean retesting and/or rebagging seed returned to CERES after the planting season.

20.	“TERRITORY” shall mean the United States of America.

21.	“PRE-PRODUCTION ORDERS” shall mean firm orders placed and accepted at least eighteen (18) months prior to the applicable seed production season, so that the applicable seeds may be planted and grown.

22.	“TRAIT FEE” shall mean any upfront or annual fee collected by CERES or any AFFILIATED COMPANY in conjunction with NET SALES as an additional remuneration for the sale of COMMERCIAL SEED that has a particular valuable trait or characteristic.

23.	“SERVICE FEE” shall mean any fee for services provided by CERES to growers, BIOREFINERIES, the QSE or other relevant entities, including, but not limited to, agronomy services, re-plant guarantees, quality assurance, quality determination, consulting on variety selection.
B. Discounted Seed Sales by CERES to QSEs.
1.	Subject to compliance with applicable law, CERES agrees to sell COMMERCIAL SEED to any QSE (subject to Article 4.B.7) at a DISCOUNT PRICE under QUALIFYING CONDITIONS. The QSE shall also be responsible for payment of any non-germplasm related fees such as TRAIT FEES, SERVICE FEES, seed treatment etc. associated with the relevant HYBRID. Any rebates on such non-germplasm related fees offered by CERES to comparable customers in terms of their business relationship with CERES for comparable orders of COMMERCIAL SEED of the relevant HYBRID in the TERRITORY to those placed by the QSE at or around the same time shall also be offered to the QSE. Such obligation shall apply, with respect to each such QSE, for deliveries made within ten (10) years from the date of the first delivery of COMMERCIAL SEED to such QSE.

2.	For a particular order of COMMERCIAL SEED by a QSE, CERES and the QSE shall determine the DISCOUNT in good faith. If CERES and the QSE fail to reach agreement within one hundred eighty (180) days after the start of such negotiations which shall be evidenced by written notice from one party to the other initiating such negotiations, the DISCOUNT shall be determined in accordance with the following procedures: the dispute shall be referred to a mutually agreed impartial expert whose decision shall be final. Each Party shall submit to the expert within fifteen (15) days of his appointment its position in writing on the desired discount. Such expert shall be limited to choosing the one of such two (2) party positions on the discount and shall not make any other determination. Neither Party shall be bound by any determination by the expert which, in the opinion of Party’s counsel, will result or be likely to result in that Party violating any applicable law or regulation.

3.	COMMERCIAL SEED orders will be guaranteed and non-cancelable provided that CERES will not be liable for failure to deliver COMMERCIAL SEED as a result of crop or production failure (without limiting any obligation to refund any purchase price paid). It is anticipated that under purchase agreements between CERES and the QSE the QSE will own all returned or unplanted seed and will promptly return all such unused seed to CERES for RECONDITIONING. CERES will receive a standard market rate for RECONDITIONING.

4.	CERES will distribute COMMERCIAL SEED directly to the QSE. It is anticipated that under purchase agreements between CERES and the QSE such seed will be provided by the QSE to the grower in a CERES seed bag, under the CERES brand name, trademark, and logo, with the requirement that the resulting biomass be delivered to the QSE and the further requirement that if the seed is not used within a specified period of time after delivery, the seed must be tested and only used if it meets the standards specified by CERES.

5.	If SYSTEM materially breaches this Agreement or the SRA, CERES may give SYSTEM written notice of the breach. SYSTEM shall have a period of sixty (60) days from receipt of the notice to cure the breach. If SYSTEM does not cure the breach within this period, CERES may terminate this Agreement without further notice, and/or may sever the provisions of Article 4 of this Agreement. Unless CERES terminates for breach as provided above, this Article 4 shall survive termination of this Agreement.

6.	CERES may in its discretion choose to license to a QSE certain LINES or NEW PARENTAL LINES for COMMERCIAL SEED production on an annual basis under reasonable commercial terms.

7.	No more than five (5) BIOREFINERIES may qualify for a DISCOUNT. Should SYSTEM designate to CERES, within the period of time ending fifteen (15) years from the Effective Date, BIOREFINERIES beyond such initial five (5), CERES agrees to enter into good faith negotiations with SYSTEM to determine an appropriate discount for each such additional BIOREFINERY and the qualifying conditions that each such BIOREFINERY would be required to meet and restrictions that each such BIOREFINERY would be subject to, in order to qualify for such discount, taking into account then-current and projected market conditions and the scope and nature of the use of the COMMERCIAL SEED by such BIOREFINERIES. If no discount has been successfully negotiated within six (6) months of the commencement of any negotiation on behalf of a particular BIOREFINERY as contemplated in this Article 4.B.7, CERES shall have no further obligation to negotiate with SYSTEM regarding such discount or to grant any discount.

8.	For each QSE in which a COMPETITOR has voting stock or other voting interest, or has a CONFLICT PERSON as a representative on the Board of Directors or other governing body of the entity, CERES agrees to enter into good-faith negotiations with such QSE for the purpose of entering into an exclusive feedstock supply agreement, pursuant to which such QSE will purchase all cellulosic biomass to be used as feedstock (other than (i) agricultural residues such as corn stover, wheat straw or sugarcane bagasse (ii) in each QSE financial year, cellulosic biomass purchased from growers with whom the QSE has no production or advance purchase contracts, up to five percent (5%) of the total volume of cellulosic biomass purchased by the QSE in that financial year) from a source or sources using CERES seed to produce the biomass purchased, so as to enable the last-mentioned QUALIFYING CONDITION of Article 4.A.6 to be met by such QSE.

9.	At its own expense, SYSTEM may annually inspect CERES’ books and records as needed to verify compliance with this Article 4. CERES shall maintain such books and records for at least three (3) years following the dates of the underlying transactions. Any such inspections shall be in confidence and conducted during ordinary business hours, not more than once a year, and SYSTEM will provide CERES prior notice two (2) weeks before making such inspections. SYSTEM must employ an independent Certified Public Accountant reasonably acceptable to CERES for this purpose, who will only report to SYSTEM such information as necessary to determine prices charged to QSEs and CERES’ compliance with any related obligations to SYSTEM. If SYSTEM’s audit identifies an overcharge by CERES to any QSE(s) of five percent (5%) or more and CERES does not dispute the findings of the audit, which will be fully communicated in writing to CERES, the following shall apply: (i) CERES shall pay the costs of SYSTEM’s audit, and (ii) CERES shall promptly pay all overcharges due as a consequence of such audit to the QSE(s), with interest. If CERES disputes the findings of the audit, Article 12 of the SRA, incorporated herein pursuant to Article 6.B hereof, shall apply.
Article 5. Milestones
A. Definitions.
1.	“Research Milestone — Marker-Trait Association” shall mean the execution by both Parties of an exclusive license agreement for a patented or patent pending marker-trait association discovered in the Program, for a gene defined in the Program in Appendix A to the SRA or by the Management Committee.

2.	“Research Milestone — Lines” shall mean the execution by both Parties of an exclusive license agreement for a distinct Line (including related lines and populations) developed in the Program.

3.	“Commercial Milestone” shall mean market introduction in the United States of a Hybrid having at least one Line developed in the Program as a parental line and which Hybrid is royalty bearing under an exclusive license to such Line from SYSTEM to CERES.
B. Warrant.
1.	Subject to CERES’ Board of Directors and shareholder approval, Article 1.A.(3), and agreement on the terms and conditions of the warrants, CERES shall issue to SYSTEM a warrant to purchase up to a maximum of two hundred thousand (200,000) of shares of CERES’ Common Stock (the “Warrant”) at a defined price. The maximum duration of the Warrant would be ten (10) years; early termination provisions may apply. The Warrant would become exercisable in installments as follows:
a)	equal installments of twenty five hundred (2,500) shares each time a Research Milestone — Marker-Trait Association is reached; there will be up to five (5) such installments;

b)	equal installments of twenty five hundred (2,500) shares each time a Research Milestone — Lines is reached; there will be up to five (5) such installments;

c)	equal installments of five thousand (5,000) shares each time a Commercial Milestone is reached; there will be up to five (5) such installments.
2.	Each installment of shares will be quadruple the defined number, with respect to each particular Milestone, if at the time such Milestone is achieved, (i) SYSTEM has not breached, and is not in breach of any provision of the SRA, this Agreement including the Guidelines for Future Collaborative Opportunities attached as Appendix C or any license entered into pursuant to this Agreement, (ii) SYSTEM has not proceeded to any activities (participation in an Additional Collaboration Project and/or use of Lines or Hybrids developed in the Program) contrary to CERES’ expressed preference, as referred to in clause 1.2 of the aforementioned Guidelines, and (iii) SYSTEM has not collaborated or is not collaborating with, nor has granted rights to, any party other than an academic organization for Germplasm Improvement (as defined in the SRA) of Biomass/Bioenergy Sorghum (as defined in the SRA) intended to be used for the bioenergy market.
C. Additional Commercial Milestones may be substituted for either type of Research Milestones up to a total of ten (10) Commercial Milestone equivalents.
D. Mechanics of Warrant subject to advice of securities counsel.
E. For the avoidance of doubt, in no event shall the number of shares of CERES Common Stock the subject of the Warrant exceed two hundred thousand (200,000) shares.
F. Unless CERES terminates for breach as provided in Paragraph 4.B.5 of this Agreement, this Article 5 shall survive termination of this Agreement.

Article 6. Miscellaneous
A. As an exception to Article 1.M of the SRA, CERES agrees that Chevron, Inc. may provide funding to SYSTEM or TAES for Germplasm Improvement (as defined in the SRA) activities to be conducted by TAES, provided that CERES shall have the same rights including, without limitation, options to negotiate licenses, with respect to the results of such Chevron, Inc. funded Germplasm Improvement activities as to the results of the Program (as defined in the SRA). The Guidelines for Future Collaborative Opportunities in Appendix C will apply for Additional Collaboration Projects (as defined in such Appendix) with Chevron, Inc.
B. This Agreement and the SRA constitute the entire agreement between the Parties relative to the subject matter, and may be modified or amended only by a written agreement signed by both Parties. The Parties hereby incorporate by reference Articles 12, 13 and 16 of the SRA as if set forth fully herein.
     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

CERES, INC.	THE TEXAS A&M UNIVERSITY SYSTEM

/s/ Peter Mascia Peter Mascia	/s/ Mark A. Hussey Mark A. Hussey
Vice President of Product Development	Director, Texas Agricultural Experiment Station
Date: August 25, 2007	Date: 8-29-2007

/s/ Richard Hamilton Richard Hamilton	/s/ Elsa Murano Elsa Murano
President & Chief Executive Officer	Vice Chancellor & Dean of College of Agriculture and Life Sciences
Date: August 29, 2007	Date: 8-29-07

/s/ Guy K. Diedrich Guy K. Diedrich
Vice Chancellor for Technology Commercialization
Date: August 29, 2007

Appendix A
to the Intellectual Property Rights Agreement
between Ceres, Inc. and The Texas A&M University System
Example License Agreement for Subject Inventions
LICENSE AGREEMENT
Between
Ceres, Inc.
and
The Texas A&M University System
     This agreement (“Agreement”) is made and entered into by and between Ceres, Inc., a corporation with principal offices in Thousand Oaks, California, (“LICENSEE”) and The Texas A&M University System with principal offices in College Station, Texas, (“SYSTEM”), an agency of the State of Texas, collectively referred to as “Parties” and individually as “Party.”
W I T N E S S E T H :
     WHEREAS, SYSTEM and LICENSEE have entered into a Sponsored Research Agreement dated [xxxx] (the “SRA”) and an associated Intellectual Property Rights Agreement (“IPRA”);
     WHEREAS, pursuant to the SRA a Subject Invention (as defined in the SRA) was created in which SYSTEM has ownership rights; such Subject Invention relates to “ “ (the “Subject Invention”);
     WHEREAS, SYSTEM desires that such intellectual property be commercialized for the public benefit and welfare; and
     WHEREAS, LICENSEE has represented that it has certain marketing, engineering and financial capabilities, and that it shall commit itself to a thorough and diligent program of development and commercialization of SYSTEM’s intellectual property for public benefit; and
     WHEREAS, SYSTEM is willing to grant to LICENSEE, and LICENSEE is willing to accept, a license to use the Subject Invention, upon the terms and conditions set forth below.
     NOW THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:
ARTICLE I — DEFINITIONS
1.01	“LICENSED TECHNOLOGY” shall mean the Subject Invention relating to SYSTEM Disclosure of Invention Number ________ entitled “_________________.”

1.02	“PATENT RIGHTS” shall mean each United States patent application filed for protection of LICENSED TECHNOLOGY; each patent issuing from the foregoing applications; each divisional, continuation, or continuation-in-part application of the foregoing United States applications; each equivalent patent application in each country other than the United States which claims priority under such applications; each patent issuing from the foregoing applications; and each extension or reissue of such patents.

1.03	“LICENSED PRODUCT” or “LICENSED PRODUCTS” shall mean any product, process, or composition of matter that is within the scope of any Valid Claim of PATENT RIGHTS. Valid Claim shall mean and include a claim of a patent application or an unexpired patent or a patent whose expiration date has been extended by law, so long as such claim shall not have been held invalid and/or unenforceable in an unappealed or unappealable decision of a court or other authority of competent jurisdiction.
[Note: The Parties expect to expand the grant to Copyrights as required.]
1.04	“EFFECTIVE DATE” shall mean the date this Agreement has been executed by the last Party.

1.05	“NET SALES” shall mean LICENSEE’s and AFFILIATED COMPANIES’ receipts for sales of LICENSED PRODUCTS or for SERVICES requiring the use of LICENSED PRODUCTS less the sum of the following:
(a)	sales taxes, tariffs, duties and/or use taxes directly imposed with reference to particular sales;

(b)	outbound transportation prepaid or allowed, shipping, packaging, cost of insurance in transit paid by LICENSEE or an AFFILIATED COMPANY;

(c)	amounts allowed or credited on returns;

(d)	customary trade, quality or cash discounts; and

(e)	[other deductions which are appropriate to sales of the LICENSED PRODUCTS may be included.]
No deductions shall be made for commissions paid to individuals whether independent sales agencies or regularly employed by LICENSEE, or for the cost of collections. The value of sample size quantities of LICENSED PRODUCTS provided for free shall not be included in NET SALES. Where there is no identifiable sale price (except for samples as referred to in the previous sentence) or when a LICENSED PRODUCT is sold to other than bona fide, arms length customers of LICENSEE or any AFFILIATED COMPANY, LICENSEE or the AFFILIATED COMPANY shall be deemed to have received an amount of NET SALES calculated based on the final sale of the LICENSED PRODUCTS (wholesale level) to an independent third party. If no such current price is available, a hypothetical fair market value price will be determined by the Parties jointly in good faith for the purpose of calculating NET SALES. If trait fees are charged by LICENSEE specifically for the LICENSED TECHNOLOGY, these fees shall be added to NET SALES.

1.06	“LICENSE INCOME” shall mean the amount actually received by either LICENSEE or any AFFILIATED COMPANY in consideration for the grant of sublicenses to sublicensees that are not AFFILIATED COMPANIES to produce and sell LICENSED

PRODUCTS, including up-front fees, lump sum payments and any other non-running royalty-based payments made on a product-by-product and jurisdiction-by-jurisdiction basis.

1.07	“AFFILIATED COMPANY” shall mean any company owned or controlled by, under common control with or controlling LICENSEE, “control” meaning in this context the direct or indirect ownership of more than fifty percent (50%) of the voting stock/shares of a company, or the power to nominate at least half of the directors.

1.08	“SERVICE” shall mean any transaction with a third party in which LICENSEE or an AFFILIATED COMPANY performs certain activities on behalf and at the request of a third party that would if not performed by LICENSEE or an AFFILIATED COMPANY require a license under SYSTEM’S PATENT RIGHTS licensed hereunder, in exchange for payment, but excluding any research collaboration or sponsored research agreement.
ARTICLE II — LICENSE GRANT
2.01	Grant. SYSTEM grants to LICENSEE and its AFFILIATED COMPANIES an exclusive world-wide license and right under PATENT RIGHTS to make, have made, use, and sell the LICENSED PRODUCTS and to perform SERVICES, and to grant sublicenses of the same scope, to the end of the term of this Agreement as prescribed in Article VIII.

2.02	Reservation. SYSTEM reserves an irrevocable, worldwide, nonexclusive, royalty-free right to practice the grant made in Article 2.01 for research and educational purposes only, and not for commercial purposes or for the commercial benefit of third parties. SYSTEM shall comply with the provisions of the SRA and the IPRA when exercising this right.

2.03	Government Reservation. Rights under this Agreement are subject to rights required to be granted to the Government of the United States of America pursuant to 35 USC Section 200-212, including a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the Subject Inventions throughout the world.
ARTICLE III — CONSIDERATION
3.01	[Optional. Depends on CERES’ contributions to Subject Invention and the value of the Subject Invention. Can be alternative to royalties in case Subject Invention will only be used internally by CERES.] License Fee. In consideration for the license granted in this Agreement, LICENSEE shall make an initial payment in the amount of ___________ dollars ($________). Such payment shall be due no later than thirty (30) days following the EFFECTIVE DATE. Failure to make this payment within the specified period shall cause this Agreement to immediately terminate.

3.02	Royalty Rate. As [additional] consideration for the license granted in this Agreement, LICENSEE shall remit to SYSTEM a royalty of ____ percent (__%) of NET SALES. [Take into account stacking with other technologies and value of licensed technology to determine rate.]

3.03	[Optional] Minimum Annual Consideration. In order to maintain this exclusive license to PATENT RIGHTS, LICENSEE shall pay to SYSTEM minimum annual consideration in accordance with the following schedule:

(a	)	Calendar Year 200	$	__________

(b	)	Calendar Years 200 and 200	$	__________

(c	)	Calendar Year 200 and every year thereafter through the expiration of this Agreement	$	__________
In the event that LICENSEE’s payment of royalties for the Calendar Year due under Article 3.02 do not meet or exceed the required minimum annual consideration, as specified in this Article, LICENSEE’s royalty payment for the last quarter of such Calendar Year shall include payment of the balance needed to achieve the required minimum. In the event this Agreement expires or is terminated prior to the end of a Calendar Year, the corresponding minimum annual consideration provided for in this Article shall be prorated for that year.

3.04	Patent Expenses [Reimbursement]. As additional consideration for the license granted in this Agreement, LICENSEE shall bear the expenses incurred in the prosecution and maintenance of PATENT RIGHTS, as further described in Article VI.

3.05	If an exclusive license reverts to or is non-exclusive pursuant to Articles 3.02, 5.02 or 6.05, or upon LICENSEE’s election, a lower royalty rate shall be negotiated in good faith between the Parties. The start of such negotiations shall be evidenced by written notice from one Party to the other initiating such negotiations, and such negotiations shall not extend beyond ninety (90) days from the start thereof without the mutual consent of both Parties (“Negotiation Period”). If the Parties fail to reach agreement within the Negotiation Period, the lower royalty rate shall be settled in accordance with the following procedures: the disputed royalty rate shall be referred to a mutually agreed impartial expert whose decision shall be final. Each Party shall submit to the expert within fifteen (15) days of his appointment its position in writing on the disputed royalty rate. Such expert shall be limited to choosing the one of such two (2) party positions that the expert considers most reasonable in the circumstances and shall not make any other determination. Neither Party shall be bound by any determination by the expert which, in the opinion of Party’s counsel, will result or be likely to result in that Party violating any applicable law or regulation.
ARTICLE IV — SUBLICENSES
4.01	Sublicenses. LICENSEE and its AFFILIATED COMPANIES may grant sublicenses to persons, firms or corporations under such conditions as it may arrange, as consistent with this Agreement, as long as each such sublicense is not repugnant to the public policies of SYSTEM, the State of Texas, or the United States.

4.02	Sublicensee Consideration. Sales of LICENSED PRODUCTS by each sublicensee shall be subject to the unit royalty due to SYSTEM prescribed in Article 3.02. Further, LICENSEE shall pay to SYSTEM a royalty of ____ percent (%) LICENSE INCOME. [Take into account stacking with other technologies and value of licensed technology to determine rate.]

4.03	Reporting. LICENSEE shall notify SYSTEM of the grant of sublicense to a third party and provide a redacted copy of the sublicense to SYSTEM. LICENSEE shall not redact any information unless it could be reasonably considered sensitive to LICENSEE’s business. Upon reasonable notice by SYSTEM, SYSTEM may through an attorney-at-law review an unredacted copy of the sublicense but shall not provide any redacted information to business persons within SYSTEM. LICENSEE shall also provide SYSTEM with the name, address and scope of each sublicense and a copy of each sublicensee’s report as is pertinent to calculation of amounts due SYSTEM under this Agreement.

4.04	Non-Cash Transactions. Where there is no identifiable LICENSE INCOME, a hypothetical fair market value price will be determined by the Parties jointly in good faith for the purpose of calculating LICENSE INCOME.
ARTICLE V — LICENSEE RESPONSIBILITIES
5.01	Milestones. In accomplishing the commercialization under this Agreement, LICENSEE shall demonstrate to the satisfaction of SYSTEM achievement of the following milestones:

EXAMPLE: LICENSEE shall complete development of a commercial prototype of a LICENSED PRODUCT no later than _____ months following EFFECTIVE DATE.

EXAMPLE: LICENSEE shall record first sales of LICENSED PRODUCTS no later than ______ months following EFFECTIVE DATE.

Other Milestones to be defined upon the basis of LICENSEE’s business plan for LICENSED PRODUCTS.

LICENSEE shall provide written notification to SYSTEM within thirty (30) days of achieving each milestone.

[Milestones may be substituted or postponed by payments to be agreed for each particular license agreement.]

5.02	Failure to Accomplish Milestones. Should LICENSEE fail to achieve any milestone specified in Article 5.01, or should LICENSEE fail to record NET SALES for two (2) consecutive Calendar Years once sales begin, SYSTEM, at its sole option and as its sole remedy, may waive the requirement to achieve the milestone, may revise the license granted herein to a non-exclusive license, or may renegotiate the missed milestone.

5.03	Legal Compliance. LICENSEE must comply with all applicable federal, state and local laws and regulations in its exercise of all rights granted to it by SYSTEM under this Agreement.

5.04	No Royalties for Sales to U.S. Government. In accordance with 35 USC Section 200-212, LICENSEE has no duty to pay SYSTEM royalties under this Agreement on NET SALES made to the United States Government, including any United States Government agency. LICENSEE shall reduce the amount charged for a LICENSED PRODUCT sold to the United States Government by an amount equal to the royalty otherwise due SYSTEM.

5.05	U.S. Manufacture. In accordance with 35 USC Section 200-212, LICENSED PRODUCTS shall be manufactured substantially in the United States of America.
ARTICLE VI — PATENTS
6.01	Filing. SYSTEM will have the right to prepare and file, in accordance with its best judgment, any and all applications for patents covering LICENSED TECHNOLOGY in the United States that are solely owned by SYSTEM and LICENSEE will have the right to prepare and file such applications for LICENSED TECHNOLOGY jointly owned by LICENSEE and SYSTEM. Applications for patents shall be filed in the name of SYSTEM if owned by SYSTEM pursuant to the SRA and in the joint names of SYSTEM and LICENSEE if jointly owned pursuant to the SRA. At LICENSEE’s discretion, patents applications may be filed in any other jurisdiction in the world.

6.02	Abandoning patent applications. The following rules shall apply with respect to applications for patents or SYSTEM owned or jointly owned LICENSED TECHNOLOGY. If the party controlling prosecution intends to abandon any patent application or patent that party shall first give sufficient written notice to the other party to permit the other party the opportunity to assume such filing, examination and/or maintenance. LICENSEE and SYSTEM will consult with regard to protection of LICENSED TECHNOLOGY.

6.03	Jurisdictions. The obligations of this Article 6.03 shall not apply to any jurisdictions in which the prosecuting party has elected not to apply for intellectual property protection. LICENSEE and SYSTEM shall avoid carrying out any act that would prejudice the grant of patent rights.

6.04	Patent Maintenance. SYSTEM shall maintain at least one U.S. patent resulting from the prosecution described hereinabove.

6.05	Election not to file. LICENSEE will direct SYSTEM in writing no later than nine (9) months following the date of filing for each U.S. patent application as to LICENSEE’s selection of countries outside the United States in which SYSTEM shall seek corresponding patent protection. SYSTEM shall then have the right to file corresponding patent applications at its own expense in those countries not selected by LICENSEE; however, the license granted to LICENSEE in this Agreement shall be non-exclusive in the countries where SYSTEM has filed and is prosecuting patents or applications at its own expense.

6.06	Prosecution and Maintenance of Non-U.S. Patents. Should LICENSEE select a country other than the United States in which to file each corresponding patent application, and subsequently elects not to continue to reimburse SYSTEM for the diligent prosecution and maintenance of such patent or patent application, it shall so notify SYSTEM at least three (3) months prior to taking (or not taking) any action which would result in abandonment, withdrawal, or lapse of such patent or application. SYSTEM shall then have the right to continue maintenance or prosecution of each such patent or application at its own expense; however, expenses incurred prior to the point of LICENSEE taking (or not taking) such action shall remain the responsibility of LICENSEE. The license granted to LICENSEE in this Agreement shall revert to non-exclusive in the countries where SYSTEM is maintaining or prosecuting such patent or application at its own expense.

6.07	Financial Responsibility. Except as set forth in Articles 6.05 and 6.06, LICENSEE shall reimburse SYSTEM for all expenses incurred by SYSTEM in filing, prosecuting, and maintaining each patent application and patent under PATENT RIGHTS. LICENSEE shall provide payment as reimbursement of SYSTEM’s documented expenses incurred in filing, prosecuting or maintaining patent applications or patents as described above within thirty (30) days of receipt of SYSTEM’s supporting invoice. SYSTEM shall use patent counsel reasonably acceptable to LICENSEE. LICENSEE acknowledges, however, that SYSTEM’s patent counsel must be approved by the Attorney General of the State of Texas.

6.08	Information. SYSTEM shall disclose to LICENSEE the complete texts of all patent applications filed by SYSTEM under PATENT RIGHTS as well as all information received concerning office actions, the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any other official proceeding involving PATENT RIGHTS, all in a timely manner so as to allow LICENSEE to provide input i.e. at least thirty (30) days before a filing needs to be made or a decision needs to be taken. SYSTEM shall provide to LICENSEE the opportunity to provide input to the development of each patent application and any official proceedings thereafter, and will take such input into account.
ARTICLE VII — PAYMENTS AND REPORTS
7.01	When Payments are Due. Unless otherwise specified, payments shall be made annually. Payments shall be made to The Texas A&M University System, in College Station, Texas, not later than sixty (60) days after the last day of the calendar year in which they accrue.

7.02	Royalty Reports. LICENSEE shall provide a sales report to SYSTEM each year, providing information sufficient to allow SYSTEM to calculate amounts due SYSTEM for the reporting period, in the form attached hereto as ANNEX I.

7.03	Currency. Payment due to SYSTEM shall be paid in U.S. dollars. Royalty payments requiring conversion shall use the exchange rate as reported in The Wall Street Journal on the last business day of the royalty reporting period.

7.04	Inspection of Books and Records. At its own expense, SYSTEM may annually inspect LICENSEE’s books and records as needed to determine royalties payable. LICENSEE shall maintain such books and records for at least three (3) years following the dates of the underlying transactions. Any such inspections shall be in confidence and conducted during ordinary business hours, and SYSTEM will provide LICENSEE prior notice two (2) weeks before making such inspections. SYSTEM must employ an independent Certified Public Accountant reasonably acceptable to LICENSEE for this purpose, who will only report to SYSTEM such information as necessary, to determine royalties payable to SYSTEM and LICENSEE’s compliance with any related obligations to SYSTEM. If SYSTEM’s audit identifies a shortage of five percent (5%) or more of amounts due to SYSTEM, then LICENSEE shall pay the costs of SYSTEM’s audit. LICENSEE shall pay all amounts due as a consequence of such audit to SYSTEM promptly, with interest.

7.05	Interest Charges. Overdue payments may, at the sole discretion of SYSTEM, be subject to a daily charge commencing on the 31st day after such payment is due, compounded monthly, at the rate of either one and one-half percent (1.5%) per month or the highest legal interest rate, whichever is lower. The payment of such interest will not foreclose SYSTEM from exercising any other rights it may have as a consequence of the lateness of any payment.
ARTICLE VIII — TERM AND TERMINATION
8.01	Expiration. This Agreement, unless sooner terminated as provided herein, shall remain in effect on a country-by-country basis until (a) failure of SYSTEM to obtain at least one issued patent for protection of LICENSED TECHNOLOGY, (b) expiration of the last to expire patent under PATENT RIGHTS, or (c) final and unappealable determination by a court of competent jurisdiction that PATENT RIGHTS are invalid.

8.02	Termination by Licensee. LICENSEE may terminate this Agreement by providing written notice to SYSTEM at least ninety (90) days before the termination is to take effect.

8.03	Termination by System. If LICENSEE materially breaches this Agreement, SYSTEM may give LICENSEE written notice of the breach. LICENSEE shall have a period of sixty (60) days from receipt of the notice to cure the breach. If LICENSEE does not cure the breach within this period, SYSTEM may terminate this Agreement in writing without further notice.

8.04	Matters Surviving Termination. All accrued obligations and claims, including reimbursement of patent expenses, license fee obligations, royalty obligations, minimum annual consideration obligations, interest charge obligations, and all other financial obligations, and claims or causes of action for breach of this Agreement, shall survive termination of this Agreement. Obligations of confidentiality shall survive termination of this Agreement. This section controls in the case of a conflict with any other section of this Agreement.
ARTICLE IX — INDEMNIFICATION AND REPRESENTATION
9.01	Indemnification. LICENSEE SHALL AT ALL TIMES DURING THE TERM OF THIS AGREEMENT AND THEREAFTER INDEMNIFY, DEFEND, AND HOLD HARMLESS SYSTEM, ITS REGENTS, OFFICERS, AND EMPLOYEES AGAINST ANY CLAIM, PROCEEDING, DEMAND, LIABILITY OR EXPENSE (INCLUDING LEGAL EXPENSE AND REASONABLE ATTORNEYS’ FEES) WHICH RELATES TO INJURY TO PERSONS OR TO PROPERTY, ANY ACTION BROUGHT BY A THIRD PARTY ALLEGING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, OR AGAINST ANY OTHER CLAIM, PROCEEDING, DEMAND, EXPENSE, AND LIABILITY OF ANY KIND WHATSOEVER RESULTING FROM THE PRODUCTION, MANUFACTURE, SALE, COMMERCIAL USE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF LICENSED PRODUCTS OR ARISING FROM ANY OBLIGATION OF LICENSEE OR SUBLICENSEE(S) UNDER THIS AGREEMENT AND NOT CAUSED BY BREACH OF THIS AGREEMENT BY SYSTEM (HEREINAFTER JOINTLY REFERRED TO AS “CLAIMS”), PROVIDED THAT SYSTEM SHALL

PROMPTLY PROVIDE WRITTEN NOTICE OF ANY CLAIM TO LICENSEE, AND THAT, SUBJECT TO THE APPROVAL OF THE ATTORNEY GENERAL OF THE STATE OF TEXAS, LICENSEE SHALL HAVE THE RIGHT TO CONDUCT THE DEFENSE OF ANY CLAIM, AND THAT SYSTEM SHALL COOPERATE WITH LICENSEE AS LICENSEE MAY REQUEST IN ANY SUCH DEFENSE, AT LICENSEE’S REQUEST AND EXPENSE.

9.02	Representation. SYSTEM represents that it owns and has title to PATENT RIGHTS and has the full right and power to grant the license set forth in Article 2.01, and that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement. SYSTEM MAKES NO OTHER REPRESENTATIONS AND EXTENDS NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR DOES SYSTEM ASSUME ANY OBLIGATIONS WITH RESPECT TO INFRINGEMENT OF PATENT RIGHTS OR OTHER RIGHTS OF THIRD PARTIES DUE TO LICENSEE’S ACTIVITIES UNDER THIS AGREEMENT.
ARTICLE X — NOTICES
10.01	Notices. Payments, notices, or other communications required by this Agreement shall be sufficiently made or given if mailed by certified First Class United States mail, postage pre-paid, or by commercial carrier (e.g., FedEx, UPS, etc.) when such carrier maintains receipt or record of delivery, addressed to the address stated below, or to the last address specified in writing by the intended recipient.

If to SYSTEM:
Executive Director
Office of Technology Commercialization
3369 TAMU
College Station, Texas, USA 77843-3369

If to LICENSEE for Legal Matters:	for Financial Matters:
Director of Business Development	Director of Business Development
cc: Legal Department	cc: Controller
Ceres, Inc.	Ceres, Inc.
1535 Rancho Conejo Blvd.	1535 Rancho Conejo Blvd.
Thousand Oaks, CA 91320	Thousand Oaks, CA 91320
ARTICLE XI — MISCELLANEOUS PROVISIONS
11.01	Notice of Infringement. SYSTEM and LICENSEE shall promptly notify one another in writing of any alleged infringement of any PATENT RIGHTS. Within thirty (30) days after receipt of such notice, SYSTEM and LICENSEE shall formulate a strategy for resolving the alleged infringement. LICENSEE acknowledges that SYSTEM’s involvement, participation, and representation in any litigation requires the prior written consent of SYSTEM and the Attorney General of the State of Texas, and subject to the granting of that consent, SYSTEM may be joined as a party in any action brought by LICENSEE, so long as LICENSEE shall pay all of SYSTEM’s reasonable costs and expenses. LICENSEE will have the right, at its own discretion and expense, to take any action to enforce and to initiate and prosecute suits for infringement PATENT RIGHTS covering jointly owned Subject Inventions. LICENSEE and SYSTEM will consult with each other upon a course of action and enforcement strategy. LICENSEE will be responsible for the conduct of any such enforcement action, and SYSTEM will reasonably cooperate with LICENSEE to effect the enforcement action, and if appropriate, determine a settlement position. LICENSEE shall be responsible for retaining counsel but will consult with SYSTEM and retain counsel reasonably acceptable to SYSTEM. For purposes of settlement, LICENSEE shall be the contact with the Parties’ counsel as well as the opposing Party(ies) and shall have the right to enter into settlements. LICENSEE shall keep SYSTEM advised as to all developments with respect to the enforcement action and settlement discussions, which includes supplying to SYSTEM copies of all papers received and filed in sufficient time for SYSTEM to comment thereon. SYSTEM may attend any and all meetings with the Parties’ counsel and the opposing side for settlement purposes. If necessary, and subject to the consent of the Attorney General of the State of Texas, SYSTEM agrees to enter into a joint defense agreement. Any damages received by LICENSEE as a result of an enforcement action of rights to jointly owned Subject Inventions, after deduction of all enforcement related costs incurred by LICENSEE, shall be considered as NET SALES or LICENSE INCOME, as appropriate, for the purpose of remuneration payments to SYSTEM.

11.02	Export Controls. It is understood that SYSTEM is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain countries without prior approval of such agency. SYSTEM neither represents that a license shall not be required nor that, if required, it shall be issued.

11.03	Confidential Information. Sales reports submitted by LICENSEE under Article VII and audit reports made pursuant to Article 7.04 shall be considered as Confidential Information under this Agreement and shall not be disclosed by SYSTEM to any third party except as may be required in response to a valid order of a court or other government body of the United States or any political subdivision thereof, as required under the Texas Public Information Act. Should the Parties contemplate exchange of other information of a confidential nature, they shall enter into a separate confidentiality agreement.

11.04	Non-Use of Names. LICENSEE shall not use the names of The Texas A&M University System, nor of any of its employees or components, nor any adaptation thereof, in any advertising, promotional or sales literature without the prior written consent obtained from SYSTEM in each case, except that LICENSEE may state that it is licensed by SYSTEM under PATENT RIGHTS.

11.05	Trademarks. LICENSEE may select, own and use its own trademark on LICENSED PRODUCTS. However, nothing herein shall be construed as granting to LICENSEE any license or other right under any trade name, trademark, or service mark owned or licensed by SYSTEM. Conversely, SYSTEM shall have no rights to trade names, trademarks, or service marks owned by LICENSEE.

11.06	Assignment of this Agreement. This Agreement binds and enures to the benefit of the Parties, their successor or assigns, but may not be assigned by either Party without the prior written consent of the other Party; provided however, LICENSEE shall have the right to assign its rights and obligations under this Agreement to any AFFILIATED COMPANY without such prior consent, but with written notice to SYSTEM. LICENSEE shall also have the right to assign its rights and obligations under this Agreement to a third party in conjunction with the transfer to such third party of substantially all of the assets of LICENSEE associated with performance under this Agreement without such prior consent.

11.07	Force Majeure. Other than an obligation for the payment of money, SYSTEM, upon receipt of documentation from LICENSEE which it deems appropriate, shall excuse any breach of this Agreement, which is proximately caused by war, strike, act of God, or other similar circumstance normally deemed outside the control of well-managed businesses.

11.08	Entire Agreement. Other than the SRA and the IPRA this Agreement contains the entire understanding of the Parties with respect to PATENT RIGHTS, and supersedes all other written and oral agreements between the Parties with respect to PATENT RIGHTS. It may be modified only by a written amendment signed by the Parties.

11.09	Governing Law. The validity, interpretation, and enforcement of this Agreement shall be governed and determined by the laws of the State of Texas, excluding the conflict of laws rules which might require the application of the laws of another jurisdiction.

11.10	Disputes.

A. The Parties shall make every possible attempt to resolve in an amicable manner all disputes betweem the Parties concerning the interpretation of this Agreement.

B. The Parties must use the dispute resolution process provided in Chapter 2260, Texas Government Code, and the related rules adopted by the Texas Attorney General to attempt to resolve any claim for breach of contract made by LICENSEE that cannot be resolved in the ordinary course of business. LICENSEE must submit written notice of a claim of breach of contract under this Chapter to B.J. Crain, Associate Vice Chancellor, who will examine LICENSEE’s claim and any counterclaim and negotiate with LICENSEE in an effort to resolve the claim.

11.11	Headings. Headings appear solely for convenience of reference. Such headings are not part of, and shall not be used to construe, this Agreement.

11.12	No Waiver; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement and no waiver shall be effective unless made in writing. This Agreement, to the greatest extent possible, shall be construed so as to give validity to all of the provisions hereof. If any provision of this Agreement is or becomes invalid, is ruled illegal by a court of competent jurisdiction or is deemed unenforceable under the current applicable law from time to time in effect during the term of this Agreement, the remainder of this Agreement will not be affected or impaired thereby and will continue to be construed to the maximum extent permitted by law. In lieu of each provision which is invalid, illegal or unenforceable, there will be substituted or added as part of this Agreement by mutual written agreement of the Parties, a provision which will be as similar as possible, in economic and business objectives as intended by the Parties to such invalid, illegal or unenforceable provision, but will be valid, legal and enforceable.

11.13	Damages. Neither Party shall be liable for indirect, special, remote, incidental or consequential damages or loss of profit in connection with this Agreement or its implementation.
The Parties have caused this Agreement to become effective as of the date last executed below.

CERES, INC.	THE TEXAS A&M UNIVERSITY SYSTEM

By:	Guy K. Diedrich
Vice Chancellor Federal Relations,
Title:	Research and Commercialization
Date:
Date:

By:

Title:

Date:

ANNEX I
to the Example License Agreement for Subject Inventions
between Ceres, Inc. and The Texas A&M University System
Royalty Report
[template to be developed during negotiations of license]

Appendix B
to the Intellectual Property Rights Agreement
between Ceres, Inc. and The Texas A&M University System
Example License Agreement for Lines
LICENSE AGREEMENT
Between
Ceres, Inc.
and
The Texas A&M University System
     This agreement (“Agreement”) is made and entered into by and between Ceres, Inc., a corporation with principal offices in Thousand Oaks, California, (“LICENSEE”) and The Texas A&M University System with principal offices in College Station, Texas, (“SYSTEM”), an agency of the State of Texas, collectively referred to as “Parties” and individually as “Party.”
W I T N E S S E T H :
     WHEREAS, SYSTEM and LICENSEE have entered into a Sponsored Research Agreement dated [xxxx] (the “SRA”) as well as an associated Intellectual Property Rights Agreement (“IPRA”);
     WHEREAS, pursuant to the SRA certain Lines (as defined in the SRA and further defined in ANNEX I hereto) were created in which SYSTEM has ownership rights;
     WHEREAS, SYSTEM desires that such Lines be commercialized for the public benefit and welfare; and
     WHEREAS, LICENSEE has represented that it has certain marketing, engineering and financial capabilities, and that it shall commit itself to a thorough and diligent program of development and commercialization of such Lines for public benefit; and
     WHEREAS, SYSTEM is willing to grant to LICENSEE, and LICENSEE is willing to accept, a license to use the Lines, upon the terms and conditions set forth below.
     NOW THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:
ARTICLE I — DEFINITIONS
1.01	“LINES” shall mean the Lines defined in ANNEX I. [include list with indication of TAES GENETIC CONTRIBUTION and all INTELLECTUAL PROPERTY RIGHTS the subject of the Agreement].

1.02	“INTELLECTUAL PROPERTY RIGHTS” shall mean all rights in any patent, plant variety, plant breeders’ rights, registration, or any applications thereof, or any other intellectual property protection, for LINES, HYBRIDS or NEW PARENTAL LINES, that may be filed or exist in any jurisdiction in the world, with the exception of Trademarks.

1.03	“NEW PARENTAL LINES” shall mean new genetic lines or populations which are developed by breeding by LICENSEE and which have one or more of the LINES as progenitors.

1.04	“HYBRID” shall mean a seed or plant that has resulted from genetic crossbreeding between two or more lines where those lines include one or more (i) LINES or (ii) NEW PARENTAL LINES.

1.05	“COMMERCIAL SEED” shall mean seed of HYBRIDS that is sold for purposes other than the production of propagating material.

1.06	“TRAIT FEE” shall mean any upfront or annual fee collected by LICENSEE or any AFFILIATED COMPANY in conjunction with NET SALES as an additional remuneration for the sale of COMMERCIAL SEED that has a particular valuable trait or characteristic.

1.07	“TAES GENETIC CONTRIBUTION” shall mean, for any specific LINE (a) the proportion of the nuclear genes of the LINE arisen from LINES licensed by SYSTEM to LICENSEE, based on DNA Marker Analysis as defined in the SRA; (b) a contribution to be determined on a case-by-case basis in each case where a specific valuable phenotype of that LINE is attributable to specific ALLELE(s) optioned or licensed to LICENSEE by SYSTEM; and (c) OTHER CONTRIBUTIONS from TAES.

1.08	“OTHER CONTRIBUTIONS” shall mean (i) intellectual and technical contributions to the development of LINES or if from LICENSEE, to the development of LINES, NEW PARENTAL LINES or HYBRIDS such as, without limitation, markers, gene-trait association knowledge or composition knowledge, that inform the breeding and selection process, or transgenic traits and (ii) financial contributions to the development of LINES, or if from LICENSEE, to the development of LINES, NEW PARENTAL LINES or HYBRIDS.

1.09	“EFFECTIVE DATE” shall mean the date this Agreement has been executed by the last Party.

1.10	“NET SALES” shall mean LICENSEE’s and AFFILIATED COMPANIES’ receipts for sales of COMMERCIAL SEED or for SERVICES requiring the use of LINES less the sum of the following:
(a)	sales taxes, tariffs, duties and/or use taxes directly imposed with reference to particular sales;

(b)	outbound transportation prepaid or allowed, shipping, packaging, cost of insurance in transit paid by LICENSEE or an AFFILIATED COMPANY;

(c)	amounts allowed or credited on returns;

(d)	customary trade, quality or cash discounts;

(e)	cost of any coating materials or treatments that may have been applied to the COMMERCIAL SEED; and

(f)	[other deductions which are appropriate to sales of the LICENSED PRODUCTS may be included].
No deductions shall be made for commissions paid to individuals whether independent sales agencies or regularly employed by LICENSEE. The value of sample size quantities of seed provided for free shall not be included in NET SALES. Where there is no identifiable sale price (except for samples as referred to in the previous sentence) or when COMMERCIAL SEED is sold to other than bona fide, arms length customers of LICENSEE or any AFFILIATED COMPANY, LICENSEE or the AFFILIATED COMPANY shall be deemed to have received an amount of NET SALES calculated based on the final sale of the COMMERCIAL SEED (wholesale level) to an independent third party. If no such current price is available, a hypothetical fair market value price will be determined by the Parties jointly in good faith for the purpose of calculating NET SALES. Further, TRAIT FEES, if any, net of any applicable deductions, shall be added to NET SALES if related to a trait contributed by SYSTEM.

1.11	“LICENSE INCOME” shall mean the amount actually received by either LICENSEE or any AFFILIATED COMPANY in consideration for the grant of sublicenses to sublicensees that are not AFFILIATED COMPANIES to produce and sell COMMERCIAL SEED, including up-front fees, lump sum payments and any running royalties on a product-by-product and jurisdiction-by-jurisdiction basis.

1.12	“AFFILIATED COMPANY” shall mean any company owned or controlled by, under common control with or controlling LICENSEE, “control” meaning in this context the direct or indirect ownership of more than fifty percent (50%) of the voting stock/shares of a company, or the power to nominate at least half of the directors.

1.13	“SERVICE” shall mean any transaction with a third party in which LICENSEE or an AFFILIATED COMPANY performs certain activities on behalf and at the request of a third party that would if not performed by LICENSEE or an AFFILIATED COMPANY require a license under SYSTEM’S INTELLECTUAL PROPERTY RIGHTS licensed hereunder, in exchange for payment, but excluding any research collaboration or sponsored research agreement.

1.14	“ALLELE” shall mean a particular form of a gene determinant for a valuable characteristic of a plant (e.g. drought tolerance, specific flowering time), discovered in the Program under the SRA by SYSTEM or by SYSTEM and LICENSEE jointly.

1.15	“BREEDER SEED” shall mean seed of a LINE that is of a suitable standard of physical and genetic purity to produce FOUNDATION SEED and resulted from the final breeding of the LINE as released by the breeder.

1.16	“FOUNDATION SEED” shall mean foundation seed produced from plants grown directly from BREEDER SEED, cultivated according to certification regulations and that meets the specifications of the official seed certifying agency of the State of Texas as well as any additional quality standards of LICENSEE.

ARTICLE II — LICENSE GRANT
2.01	Grant. SYSTEM grants to LICENSEE and its AFFILIATED COMPANIES an exclusive world-wide license and right to commercialize the LINES, including a license under SYSTEM’s rights and interest it any INTELLECTUAL PROPERTY RIGHTS covering LINES or HYBRIDS, (i) to maintain and increase seed of LINES; (ii) to develop NEW PARENTAL LINES; (iii) to develop HYBRIDS; and (iv) to produce and sell COMMERCIAL SEED, and to grant sublicenses of the same scope, to the end of the term of this Agreement as prescribed in Article VIII.

2.02	Reservation. SYSTEM reserves an irrevocable, worldwide, nonexclusive, royalty-free right to practice the grant made in Article 2.01 under (i), (ii) and (iii) for research and educational purposes only, and not for commercial purposes or for the commercial benefit of third parties. SYSTEM shall comply with the provisions of the SRA and the IPRA when exercising this right.

2.03	Government Reservation. Rights under this Agreement are subject to rights required to be granted to the Government of the United States of America pursuant to 35 USC Section 200-212, including a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any patented LINES throughout the world.

2.04	SYSTEM will supply lbs of BREEDER SEED to LICENSEE within from the EFFECTIVE DATE.
ARTICLE III — CONSIDERATION
3.01	Royalty Rate. As consideration for the license granted in this Agreement, LICENSEE shall remit to SYSTEM on NET SALES as follows:
a)	a royalty of ___ percent (__%) of NET SALES if the COMMERCIAL SEED is of a HYBRID which is entirely composed of TAES GENETIC CONTRIBUTION, and no OTHER CONTRIBUTIONS from LICENSEE;

b)	if a HYBRID is not entirely composed of TAES GENETIC CONTRIBUTION, the royalty rate set forth in Article 3.01(a) will be reduced in function of the dilution of the TAES GENETIC CONTRIBUTION in such HYBRID by:
–	OTHER CONTRIBUTIONS from LICENSEE;

–	crossing of the LINES which are progenitors of such HYBRID with other germplasm, including, but not limited to NEW PARENTAL LINES,
c)	no royalties shall be due with respect to HYBRIDS that contain less than five percent (5%) TAES GENETIC CONTRIBUTION and contain no specific ALLELE(s).

d)	Whenever a particular HYBRID, or for sublicensing purposes, a particular NEW PARENTAL LINE is ready for release, LICENSEE will notify SYSTEM thereof, and provide the applicable royalty rate based on the principles set forth in Articles 3.01(b) and 4.02(b) with information on the calculation of such rate. If SYSTEM has any comments or questions, SYSTEM will inform LICENSEE thereof in writing within thirty (30) days from the date of LICENSEE’s notification and the Parties will discuss in good faith. If SYSTEM does not respond in writing to the aforementioned notification of LICENSEE within thirty (30) days, the royalty rates in such notification shall be final. If a dispute regarding the royalty rate arises that can not be resolved amicably within thirty (30) days after LICENSEE’s aforementioned notification, the following procedures shall apply: such dispute shall be referred to a mutually agreed expert whose decision shall be final. Each Party shall submit to the expert within fifteen (15) days of his appointment its position in writing on the appropriate royalty rate. Such expert shall be required to choose the one of such two (2) party positions that the expert considers most reasonable in the circumstances and shall not make any independent determination (“Royalty Expertise Procedure”).
3.02	[Optional] Minimum Annual Consideration. In order to maintain this exclusive license to LINES, LICENSEE shall pay to SYSTEM minimum annual consideration in accordance with the following schedule:

(a)	Calendar Year 200	$__________

(b)	Calendar Years 200 and 200	$__________

(c)	Calendar Year 200 and every year thereafter through the expiration of this Agreement	$__________
In the event that LICENSEE’s payment of royalties for the Calendar Year due under Article 3.01 do not meet or exceed the required minimum annual consideration, as specified in this Article, LICENSEE’s royalty payment for the last quarter of such Calendar Year shall include payment of the balance needed to achieve the required minimum. In the event this Agreement expires or is terminated prior to the end of a Calendar Year, the corresponding minimum annual consideration provided for in this Article shall be prorated for that year.

3.03	Intellectual Property Rights. As additional consideration for the license granted in this Agreement, LICENSEE shall bear the reasonable expenses incurred in the prosecution and maintenance of INTELLECTUAL PROPERTY RIGHTS, as further described in ARTICLE VI.

3.04	The royalties and other payments due under Articles III and IV of this Agreement are in consideration of all INTELLECTUAL PROPERTY RIGHTS listed in ANNEX I.

3.05	If an exclusive license on a LINE, which is a parental line of the HYBRID of which COMMERCIAL SEED is sold, reverts to or is non-exclusive pursuant to Articles 3.02, 5.02 or any other applicable provisions or upon LICENSEE’s election, a lower royalty rate shall be negotiated in good faith between the Parties. The start of such negotiations shall be evidenced by written notice from one Party to the other initiating such negotiations, and such negotiations shall not extend beyond ninety (90) days from the start thereof without the mutual consent of both Parties (“Negotiation Period”). If the Parties fail to reach agreement within the Negotiation Period, the lower royalty rate shall be settled in accordance with the following procedures: the disputed royalty rate shall be referred to a mutually agreed impartial expert whose decision shall be final. Each Party shall submit to the expert within fifteen (15) days of his appointment its position in writing on the disputed royalty rate. Such expert shall be limited to choosing the one of such two (2) party positions that the expert considers most reasonable in the circumstances and shall not make any other determination. Neither Party shall be bound by any determination by the expert which, in the opinion of Party’s counsel, will result or be likely to result in that Party violating any applicable law or regulation.
ARTICLE IV — SUBLICENSES
4.01	Sublicenses. LICENSEE and its AFFILIATED COMPANIES may grant sublicenses to persons, firms or corporations under such conditions as it may arrange, as consistent with this Agreement, as long as each such sublicense is not repugnant to the public policies of SYSTEM, the State of Texas, or the United States.

4.02	Sublicensee Consideration. LICENSEE shall pay to SYSTEM a royalty on LICENSE INCOME as follows:
a)	a royalty of ____ percent (__%) of LICENSE INCOME if the sublicense is for a HYBRID or LINE which is entirely composed of TAES GENETIC CONTRIBUTION, and no OTHER CONTRIBUTION from LICENSEE;

b)	if the sublicense is for a HYBRID or LINE that is not entirely composed of TAES ONLY CONTRIBUTION, or for a NEW PARENTAL LINE, the royalty rate will be reduced in proportion to the dilution of the TAES ONLY CONTRIBUTION in such HYBRID, LINE or NEW PARENTAL LINE as set forth in Article 3.01(b) and (d);

c)	no royalties shall be due with respect to HYBRIDS or NEW PARENTAL LINES that contain less than five percent (5%) TAES GENETIC CONTRIBUTION and contain no specific ALLELE(s).
4.03	Reporting. LICENSEE shall notify SYSTEM of the grant of sublicense to a third party and provide a redacted copy of the sublicense to SYSTEM. LICENSEE shall not redact any information unless it could be reasonably considered sensitive to LICENSEE’s business. Upon reasonable notice by SYSTEM, SYSTEM may through an attorney-at-law review an unredacted copy of the sublicense but shall not provide any redacted information to business persons within SYSTEM. LICENSEE shall also provide SYSTEM with the name, address and scope of each sublicense and a copy of each sublicensee’s report as is pertinent to calculation of amounts due SYSTEM under this Agreement.

4.04	Non-Cash Transactions. Where there is no identifiable LICENSE INCOME, a hypothetical fair market value price will be determined by the Parties jointly in good faith for the purpose of calculating LICENSE INCOME.

ARTICLE V — LICENSEE RESPONSIBILITIES
5.01	Milestones. In accomplishing the commercialization under this Agreement, LICENSEE shall demonstrate to the satisfaction of SYSTEM achievement of the following milestones:

EXAMPLE: LICENSEE shall complete development of a HYBRID no later than _____ months following EFFECTIVE DATE.

EXAMPLE: LICENSEE shall record first sales of COMMERCIAL SEED no later than ______ months following EFFECTIVE DATE.

Other Milestones to be defined upon the basis of LICENSEE’s business plan for COMMERCIAL SEED.

LICENSEE shall provide written notification to SYSTEM within thirty (30) days of achieving each milestone.

[Milestones may be substituted or postponed by payments to be agreed for each particular license agreement.]

5.02	Failure to Accomplish Milestones. Should LICENSEE fail to achieve any milestone specified in paragraph Article 5.01, or should LICENSEE fail to record NET SALES for two (2) consecutive Calendar Years once sales begin, SYSTEM, at its sole option and as its sole remedy, may waive the requirement to achieve the milestone, may revise the license granted herein to a nonexclusive license, or may renegotiate the missed milestone.

5.03	Legal Compliance. LICENSEE must comply with all applicable federal, state and local laws and regulations in its exercise of all rights granted to it by SYSTEM under this Agreement.

5.04	No Royalties for Sales to U.S. Government. In accordance with 35 USC Section 200-212, LICENSEE has no duty to pay SYSTEM royalties under this Agreement on NET SALES made to the United States Government, including any United States Government agency. LICENSEE shall reduce the amount charged for COMMERCIAL SEED covered by patent applications or patents licensed under this Agreement sold to the United States Government by an amount equal to the royalty otherwise due SYSTEM.

5.05	U.S. Manufacture. In accordance with 35 USC Section 200-212, COMMERCIAL SEED covered by patent applications or patents licensed under this Agreement shall be manufactured substantially in the United States of America.
ARTICLE VI — INTELLECTUAL PROPERTY
6.01	Filing. SYSTEM will have the right to prepare and file, in accordance with its best judgment, any and all applications for patents, plant variety rights or other forms of intellectual property protection or variety registration for HYBRIDS, LINES or NEW PARENTAL LINES in the United States that are solely owned by SYSTEM and LICENSEE will have the right to prepare and file such applications for INTELLECTUAL PROPERTY RIGHTS jointly or solely owned by LICENSEE. Applications for patents or plant variety rights on each particular HYBRID or LINE shall be filed in the name of SYSTEM (TAES) if owned by SYSTEM pursuant to the SRA, in the name of LICENSEE (CERES) if owned by LICENSEE pursuant to the SRA and in the joint names of SYSTEM (TAES) and LICENSEE (CERES) if jointly owned pursuant to the SRA. Applications for patents or plant variety rights on NEW PARENTAL LINES shall be filed in the name of LICENSEE. At LICENSEE’s discretion, patents, plant variety rights and/or other forms of intellectual property protection may be filed in any other jurisdiction in the world.

6.02	Abandoning IP Applications. The following rules shall apply with respect to applications for intellectual property protection on SYSTEM owned or jointly owned LINES or HYBRIDS. If the Party controlling prosecution intends to abandon any patent plant variety rights, pending or granted in any jurisdiction, that Party shall first give sufficient written notice to the other Party to permit the other party the opportunity to assume such filing, examination and/or maintenance. LICENSEE and SYSTEM will consult with regard to INTELLECTUAL PROPERTY RIGHTS.

6.03	Jurisdiction. The obligations of this Article 6.03 shall not apply to any jurisdictions in which the prosecuting party has elected not to apply for intellectual property protection. LICENSEE and SYSTEM shall avoid carrying out any act that would prejudice the grant of INTELLECTUAL PROPERTY RIGHTS. Without limitation, neither Party shall make available reproductive material of the HYBRIDS or LINES at a date or in a manner that might jeopardize the right to seek INTELLECTUAL PROPERTY RIGHTS protection for the HYBRIDS or LINES.
[add sections 6.04-6.08 from Appendix A if patents are licensed under this license.]
ARTICLE VII — PAYMENTS AND REPORTS
7.01	When Payments are Due. Unless otherwise specified, payments shall be made annually. Payments shall be made to The Texas A&M University System, in College Station, Texas, not later than sixty (60) days after the last day of the calendar year in which they accrue.

7.02	Royalty Reports. LICENSEE shall provide a sales report to SYSTEM each year, providing information sufficient to allow SYSTEM to calculate amounts due SYSTEM for the reporting period, in the form attached hereto as ANNEX II.

7.03	Currency. Payment due to SYSTEM shall be paid in U.S. dollars. Royalty payments requiring conversion shall use the exchange rate as reported in The Wall Street Journal on the last business day of the royalty reporting period.

7.04	Inspection of Books and Records. At its own expense, SYSTEM may annually inspect LICENSEE’s books and records as needed to determine royalties payable. LICENSEE shall maintain such books and records for at least three (3) years following the dates of the underlying transactions. Any such inspections shall be in confidence and conducted during ordinary business hours, and SYSTEM will provide LICENSEE prior notice two (2) weeks before making such inspections. SYSTEM must employ an independent Certified Public Accountant reasonably acceptable to LICENSEE for this purpose, who will only report to SYSTEM such information as necessary, to determine royalties payable to SYSTEM and LICENSEE’s compliance with any related obligations to SYSTEM. If SYSTEM’s audit identifies a shortage of five percent (5%) or more of amounts due to SYSTEM, then LICENSEE shall pay the costs of SYSTEM’s audit.

LICENSEE shall pay all amounts due as a consequence of such audit to SYSTEM promptly, with interest.

7.05	Interest Charges. Overdue payments may, at the sole discretion of SYSTEM, be subject to a daily charge commencing on the 31st day after such payment is due, compounded monthly, at the rate of either one and one-half percent (1.5%) per month or the highest legal interest rate, whichever is lower. The payment of such interest will not foreclose SYSTEM from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE VIII — TERM AND TERMINATION

8.01	Expiration. Subject to any other rights of termination under this Article, this Agreement shall remain in full force and effect on a LINE by LINE, HYBRID by HYBRID and country by country basis until the expiration of all registered or patented INTELLECTUAL PROPERTY RIGHT covering such product in such country and solely or jointly owned by SYSTEM.

8.02	Termination by Licensee. LICENSEE may terminate this Agreement by providing written notice to SYSTEM at least ninety (90) days before the termination is to take effect.

8.03	Termination by System. If LICENSEE materially breaches this Agreement, SYSTEM may give LICENSEE written notice of the breach. LICENSEE shall have a period of sixty (60) days from receipt of the notice to cure the breach. If LICENSEE does not cure the breach within this period, SYSTEM may terminate this Agreement in writing without further notice.

8.04	Matters Surviving Termination. All accrued obligations and claims, including reimbursement of patent expenses, license fee obligations, royalty obligations, minimum annual consideration obligations, interest charge obligations, and all other financial obligations, and claims or causes of action for breach of this Agreement, shall survive termination of this Agreement. Obligations of confidentiality shall survive termination of this Agreement. This section controls in the case of a conflict with any other section of this Agreement.
ARTICLE IX — INDEMNIFICATION AND REPRESENTATION
9.01	Indemnification. LICENSEE SHALL AT ALL TIMES DURING THE TERM OF THIS AGREEMENT AND THEREAFTER INDEMNIFY, DEFEND, AND HOLD HARMLESS SYSTEM, ITS REGENTS, OFFICERS, AND EMPLOYEES AGAINST ANY CLAIM, PROCEEDING, DEMAND, LIABILITY OR EXPENSE (INCLUDING LEGAL EXPENSE AND REASONABLE ATTORNEYS’ FEES) WHICH RELATES TO INJURY TO PERSONS OR TO PROPERTY, ANY ACTION BROUGHT BY A THIRD PARTY ALLEGING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, OR AGAINST ANY OTHER CLAIM, PROCEEDING, DEMAND, EXPENSE, AND LIABILITY OF ANY KIND WHATSOEVER RESULTING FROM THE PRODUCTION, MANUFACTURE, SALE, COMMERCIAL USE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF COMMERCIAL SEED OR ARISING FROM ANY OBLIGATION OF LICENSEE OR SUBLICENSEE(S) UNDER THIS AGREEMENT AND NOT

CAUSED BY BREACH OF THIS AGREEMENT BY SYSTEM (HEREINAFTER JOINTLY REFERRED TO AS “CLAIMS”), PROVIDED THAT SYSTEM SHALL PROMPTLY PROVIDE WRITTEN NOTICE OF ANY CLAIM TO LICENSEE, AND THAT, SUBJECT TO THE APPROVAL OF THE ATTORNEY GENERAL FO THE STATE OF TEXAS, LICENSEE SHALL HAVE THE RIGHT TO CONDUCT THE DEFENSE OF ANY CLAIM, AND THAT SYSTEM SHALL COOPERATE WITH LICENSEE AS LICENSEE MAY REQUEST IN ANY SUCH DEFENSE, AT LICENSEE’S REQUEST AND EXPENSE.

9.02	Representation. SYSTEM represents that it has the full right and power to grant the license set forth in Article 2.01, and that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement. SYSTEM MAKES NO OTHER REPRESENTATIONS AND EXTENDS NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR DOES SYSTEM ASSUME ANY OBLIGATIONS WITH RESPECT TO INFRINGEMENT OF PATENT RIGHTS OR OTHER RIGHTS OF THIRD PARTIES DUE TO LICENSEE’S ACTIVITIES UNDER THIS AGREEMENT.
ARTICLE X — NOTICES
10.01	Notices. Payments, notices, or other communications required by this Agreement shall be sufficiently made or given if mailed by certified First Class United States mail, postage pre-paid, or by commercial carrier (e.g., FedEx, UPS, etc.) when such carrier maintains receipt or record of delivery, addressed to the address stated below, or to the last address specified in writing by the intended recipient.

If to SYSTEM:
Executive Director
Office of Technology Commercialization
3369 TAMU
College Station, Texas, USA 77843-3369

If to LICENSEE for Legal Matters:	for Financial Matters:
Director of Business Development	Director of Business Development
cc: Legal Department	cc: Controller
Ceres, Inc.	Ceres, Inc.
1535 Rancho Conejo Blvd.	1535 Rancho Conejo Blvd.
Thousand Oaks, CA 91320	Thousand Oaks, CA 91320
ARTICLE XI — MISCELLANEOUS PROVISIONS
11.01	Notice of Infringement. SYSTEM and LICENSEE shall promptly notify one another in writing of any alleged infringement of any INTELLECTUAL PROPERTY RIGHTS. Within thirty (30) days after receipt of such notice, SYSTEM and LICENSEE shall formulate a strategy for resolving the alleged infringement. LICENSEE acknowledges that SYSTEM’s involvement, participation, and representation in any litigation requires the prior written consent of SYSTEM and the Attorney General of the State of Texas, and subject to the granting of that consent, SYSTEM may be joined as a party in any action brought by LICENSEE, so long as LICENSEE shall pay all of SYSTEM’s reasonable costs and expenses. LICENSEE will have the right, at its own discretion and expense, to take any action to enforce and to initiate and prosecute suits for infringement of INTELLECTUAL PROPERTY RIGHTS covering LINES, HYBRIDS and/or NEW PARENTAL LINES. LICENSEE and SYSTEM will consult with each other upon a course of action and enforcement strategy. LICENSEE will be responsible for the conduct of any such enforcement action, and SYSTEM will reasonably cooperate with LICENSEE to effect the enforcement action, and if appropriate, determine a settlement position. LICENSEE shall be responsible for retaining counsel but will consult with SYSTEM and retain counsel reasonably acceptable to SYSTEM. For purposes of settlement, LICENSEE shall be the contact with the Parties’ counsel as well as the opposing Party(ies) and shall have the right to enter into settlements. LICENSEE shall keep SYSTEM advised as to all developments with respect to the enforcement action and settlement discussions, which includes supplying to SYSTEM copies of all papers received and filed in sufficient time for SYSTEM to comment thereon. SYSTEM may attend any and all meetings with the Parties’ counsel and the opposing side for settlement purposes. If necessary, and subject to the consent of the Attorney General of the State of Texas, SYSTEM agrees to enter into a joint defense agreement. Any damages received by LICENSEE as a result of an enforcement action of rights to jointly owned INTELLECTUAL PROPERTY RIGHTS, after deduction of all enforcement related costs incurred by LICENSEE, shall be considered as NET SALES or LICENSE INCOME, as appropriate, for the purpose of remuneration payments to SYSTEM.
11.02	Export Controls. It is understood that SYSTEM is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain countries without prior approval of such agency. SYSTEM neither represents that a license shall not be required nor that, if required, it shall be issued.

11.03	Confidential Information. Sales reports submitted by LICENSEE under Article VII and audit reports made pursuant to Article 7.04 shall be considered as Confidential Information under this Agreement and shall not be disclosed by SYSTEM to any third party except as may be required in response to a valid order of a court or other government body of the United States or any political subdivision thereof, as required under the Texas Public Information Act. Should the Parties contemplate exchange of other information of a confidential nature, they shall enter into a separate confidentiality agreement.

11.04	Non-Use of Names. LICENSEE shall not use the names of The Texas A&M University System, nor of any of its employees or components, nor any adaptation thereof, in any advertising, promotional or sales literature without the prior written consent obtained from SYSTEM in each case, except that LICENSEE may state that it is licensed by SYSTEM under INTELLCTUAL PROPERTY RIGHTS.

11.05	Trademarks. LICENSEE may select, own and use its own trademark on LICENSED PRODUCTS. However, nothing herein shall be construed as granting to LICENSEE any license or other right under any trade name, trademark, or service mark owned or licensed by SYSTEM. Conversely, SYSTEM shall have no rights to trade names, trademarks, or service marks owned by LICENSEE.

11.06	Assignment of this Agreement. This Agreement binds and enures to the benefit of the Parties, their successor or assigns, but may not be assigned by either Party without the prior written consent of the other Party; provided however, LICENSEE shall have the right to assign its rights and obligations under this Agreement to any AFFILIATED COMPANY without such prior consent, but with written notice to SYSTEM. LICENSEE shall also have the right to assign its rights and obligations under this Agreement to a third party in conjunction with the transfer to such third party of substantially all of the assets of LICENSEE associated with performance under this Agreement without such prior consent.

11.07	Force Majeure. Other than an obligation for the payment of money, SYSTEM, upon receipt of documentation from LICENSEE which it deems appropriate, shall excuse any breach of this Agreement, which is proximately caused by war, strike, act of God, or other similar circumstance normally deemed outside the control of well-managed businesses.

11.08	Entire Agreement. Other than the SRA and the IPRA, this Agreement contains the entire understanding of the Parties with respect to INTELLECTUAL PROPERTY RIGHTS, and supersedes all other written and oral agreements between the Parties with respect to INTELLECTUAL PROPERTY RIGHTS. It may be modified only by a written amendment signed by the Parties.

11.09	Governing Law. The validity, interpretation, and enforcement of this Agreement shall be governed and determined by the laws of the State of Texas, excluding the conflict of laws rules which might require the application of the laws of another jurisdiction.

11.10	Disputes.
A.	The Parties shall make every possible attempt to resolve in an amicable manner all disputes between the Parties concerning the interpretation of this Agreement.

B.	The Parties must use the dispute resolution process provided in Chapter 2260, Texas Government Code, and the related rules adopted by the Texas Attorney General to attempt to resolve any claim for breach of contract made by LICENSEE that cannot be resolved in the ordinary course of business. LICENSEE must submit written notice of a claim of breach of contract under this Chapter to B.J. Crain, Associate Vice Chancellor, who will examine LICENSEE’s claim and any counterclaim and negotiate with LICENSEE in an effort to resolve the claim.
11.11	Headings. Headings appear solely for convenience of reference. Such headings are not part of, and shall not be used to construe, this Agreement.

11.12	No Waiver; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement and no waiver shall be effective unless made in writing. This Agreement, to the greatest extent possible, shall be construed so as to give validity to all of the provisions hereof. If any provision of this Agreement is or becomes invalid, is ruled illegal by a court of competent jurisdiction or is deemed unenforceable under the current applicable law from time to time in effect during the term of this Agreement, the remainder of this Agreement will not be affected or impaired thereby and will continue to be construed to the maximum extent permitted by law. In lieu of each provision which is invalid, illegal or unenforceable, there will be substituted or added as part of this Agreement by mutual written agreement of the Parties, a provision which will be as similar as possible, in economic and business objectives as intended by the Parties to such invalid, illegal or unenforceable provision, but will be valid, legal and enforceable.

11.13	Damages. Neither Party shall be liable for indirect, special, remote, incidental or consequential damages or loss of profit in connection with this Agreement or its implementation.
ARTICLE XII — ADDITIONAL TERMS AND CONDITIONS
12.01	LICENSEE agrees to negotiate in good faith with Texas Foundation Seed Service for the production of BREEDER SEED and FOUNDATION SEED of LINES exclusively licensed to LICENSEE pursuant to this Agreement, based on the following principles.
•	Annual contract, neither party has an obligation to renew;

•	LICENSEE has decided to subcontract production of BREEDER SEED and FOUNDATION SEED of LINES exclusively licensed to LICENSEE;

•	subject to Texas Foundation Seed Service offering competitive conditions, guaranteeing quality and certification standards and other customary provisions for exclusive seed production contracts for BREEDER SEED and FOUNDATION SEED;

•	LICENSEE will have the right to audit seed production to assess quality standards and practices; and

•	if Texas Foundation Seed Service offers production contracts to growers, LICENSEE will manage the seed production and assist in the selection of growers.
If no agreement on the production contract is reached six (6) months after the EFFECTIVE DATE, neither LICENSEE nor Texas Foundation Seed Service will have any further obligations with respect to contract production of BREEDER SEED and FOUNDATION SEED of LINES exclusively licensed to LICENSEE.

The Parties have caused this Agreement to become effective as of the date last executed below.

CERES, INC.	THE TEXAS A&M UNIVERSITY SYSTEM

By:	Guy K. Diedrich

Title:	Vice Chancellor Federal Relations, Research

and Commercialization
Date:	Date:

By:

Title:

Date:

ANNEX I
to the Example License Agreement for Lines
between Ceres, Inc. and The Texas A&M University System
LINES
–	TAES GENETIC CONTRIBUTION (components (a) through (c) to be provided)

–	INTELLECTUAL PROPERTY RIGHTS

(include all patent applications/patents (including on Subject Inventions covering Lines) plant variety protection rights etc.)

ANNEX II
to the Example License Agreement for Lines
between Ceres, Inc. and The Texas A&M University System
Royalty Report
[template to be developed during negotiations of license]

Appendix C
to the Intellectual Property Rights Agreement
Between
Ceres, Inc.
And
The Texas Agricultural Experiment Station of
The Texas A&M University System
Guidelines for Future Collaborative Opportunities
(Capitalized words are as defined in the Sponsored Research Agreement)
PURPOSE:
CERES and SYSTEM may jointly pursue collaborative activities with third party collaborators. During the term of the Program, SYSTEM will notify CERES, in writing, of any contemplated internal projects or projects with third parties that specifically involve sorghum Lines and Hybrids (as defined in the Sponsored Research Agreement) to be used as feedstock for the bioenergy market and that do not involve Germplasm Improvement (hereinafter “Additional Collaboration Project”). CERES will notify SYSTEM of certain contemplated projects as provided hereinafter. The Parties will comply with the provisions set forth hereinafter under SYSTEM CONTACT PROCESS and CERES CONTACT PROCESS. These guidelines do not apply to Germplasm Improvement, which is addressed in the Sponsored Research Agreement.
GUIDING PRINCIPLES:
The principles contained within this Appendix are meant to guide discussions of potential future Additional Collaboration Project opportunities between CERES and SYSTEM. CERES is generally interested in pursuing Additional Collaboration Project opportunities with SYSTEM as long as the opportunity is consistent with CERES’ business interests and has no negative impact on CERES’ commercialization activities or competitive position. CERES’ intention is to position itself as the leading provider of proprietary improved sorghum for the bioenergy market. Both Parties agree that product differentiation, intellectual property protection, and exclusive access are important factors to build a leading position in this market. Both Parties recognize that participation of a Party in an Additional Collaboration Project initiated by the other Party is subject, among other factors, to its capacity to do so, and the Parties reaching an agreement through good faith discussions.
SYSTEM CONTACT PROCESS:
During the term of the Program the following process will apply in the event that SYSTEM is contacted regarding an Additional Collaboration Project with a third party, or in the event that SYSTEM is contemplating an internal Additional Collaboration Project:
SYSTEM will notify: 1) the contacting party or internal project principal investigator of the rights of CERES to participate and 2) CERES in writing within thirty (30) days of receiving a bona fide contact from a third party or a research proposal from an internal project principal investigator. CERES will respond, in writing, within thirty (30) days of receipt of notice with a decision about whether it wishes to participate in the opportunity.
1.1.	If CERES elects to participate in the Additional Collaboration Project CERES and SYSTEM will discuss in good faith the development of a joint proposal.

1.2.	If CERES elects not to participate in the Additional Collaboration Project, CERES will notify SYSTEM in writing that CERES does not wish to participate in the Additional Collaboration Project and, if applicable, will provide reasons as to why CERES would prefer that SYSTEM not use Lines or Hybrids developed in the Program, or not to pursue the activity at all, and SYSTEM will take CERES rationale into account in deciding how to proceed. The Parties agree to meet within thirty (30) days of the receipt of CERES’ response to discuss CERES rationale and preference for SYSTEM not to use Lines or Hybrids, or not to pursue the activity.
1.2.1.	If SYSTEM elects to pursue the Additional Collaboration Project:
1.2.1.1.	SYSTEM will take measures to ensure that material developed in the Program and results of the Additional Collaboration Project are properly blinded so as not to allow differentiation from other material;

1.2.1.2.	the Additional Collaboration Project will occur at a SYSTEM research facility;

1.2.1.3.	CERES will have access to the results of such Additional Collaboration Project to the extent allowed by the relevant agreements between SYSTEM and the third party and SYSTEM will use reasonable efforts to obtain such right for CERES;

1.2.1.4.	if any result obtained in an Additional Collaboration Project using material developed in the Program has an application for Germplasm Improvement, TAES will grant CERES an option to negotiate an exclusive license to use such result for Germplasm Improvement.
CERES CONTACT PROCESS:
During the term of the Program the following process will apply. If CERES is approached by a third party with a project to be conducted by such party or by CERES, related to extension research, logistics, agriculture economics, or agricultural engineering for sorghum to be used as feedstock for the bioenergy market, the following process will apply. If the entity to be conducting or commissioning the research is located in the State of Texas and the work to be conducted is in the State of Texas, CERES will, unless it deems the matter sensitive, is restricted by confidentiality or is requested not to disclose the matter by the third party, notify SYSTEM in writing if CERES wishes to pursue the project jointly with SYSTEM or to give SYSTEM the opportunity to pursue the project individually. In all other cases, CERES will use its discretion as to whether or not to involve SYSTEM in the project. After written notification, SYSTEM will respond, in writing, within thirty (30) days of receipt with a decision to pursue the project requested by CERES. If SYSTEM does not respond, in writing, within thirty (30) days of receipt with a decision to pursue the project, CERES may elect to pursue the project individually.
NOTIFICATION:
The Parties shall notify one another in writing at the following addresses:
CERES Contact for Collaborative Opportunities:
Director of Business Development

Ceres, Inc.

1535 Rancho Conejo Blvd.
Thousand Oaks, CA 91320
SYSTEM Contact for Collaborative Opportunities:
Bill F. McCutchen, Ph.D.
Texas Agricultural Experiment Station
113 Jack K Williams Admin Bldg
College Station, Texas 77843-2142